UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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INTEGRATED BIOPHARMA, INC.
(Name of Registrant as Specified In Its Charter)

(Not Applicable)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTEGRATED BIOPHARMA, INC.
225 Long Avenue
Hillside, New Jersey 07205

November 7, 2008

To Our Stockholders:

On behalf of the Board of Directors, it is our pleasure to invite you to attend the 2008 Annual Meeting of Stockholders of Integrated BioPharma, Inc. (the “Company”), which will be held at 9:00 a.m. local time, on November 26, 2008 at the Company’s Executive Offices, 225 Long Avenue, Hillside, New Jersey 07205.

At the Annual Meeting, you will be asked to elect three Class II directors for a three year term and to ratify the appointment of independent auditors of the Company for the 2008 fiscal year. These matters are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. A proxy is included along with the Proxy Statement. These materials are being sent to stockholders on or about November 7, 2008.

It is important that your shares be represented at the Annual Meeting, whether or not you are able to attend. Accordingly, you are urged to sign, date and mail the enclosed proxy promptly. If you later decide to attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

Sincerely,

                                                               /s/ E. Gerald Kay

E. Gerald Kay

Chief Executive Officer

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INTEGRATED BIOPHARMA, INC.
225 Long Avenue
Hillside, New Jersey 07205

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 26, 2008

TO THE STOCKHOLDERS OF
INTEGRATED BIOPHARMA, INC.:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the “Meeting”) of Integrated BioPharma, Inc., a Delaware corporation (“INB” or the “Company”), will be held on November 26, 2008, at 9:00 a.m., local time, at the Company’s Executive Offices, 225 Long Avenue, Hillside, New Jersey 07205, for the purpose of considering and acting upon the following proposals:

1.	To elect three Class II directors for a three year term to serve until the 2011 Annual Meeting of Stockholders;

2.	To ratify the appointment of Amper, Politziner & Mattia, LLP as INB’s independent accountants for the fiscal year ending June 30, 2009; and

3.	The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

Only holders of record of the Company’s common stock, par value $.002 per share (“Common Stock”), at the close of business on October 31, 2008 (the “Record Date”), are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of Common Stock outstanding on such date and entitled to vote was 19,931,617.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSALS NO. 1 and NO. 2, TO BE PRESENTED TO INB STOCKHOLDERS AT THE ANNUAL MEETING.

By order of the Board of Directors.

                                                      /s/ Dina L. Masi

Dina L. Masi

Secretary

Hillside, New Jersey
November 7, 2008

It is important that your shares be represented at this meeting in order that a quorum may be assured. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED CARD IN THE POSTAGE PREPAID ENVELOPE PROVIDED AND TO DO SO IN ADEQUATE TIME FOR YOUR DIRECTIONS TO BE RECEIVED AND TABULATED PRIOR TO THE SCHEDULED MEETING.

iii

INTEGRATED BIOPHARMA, INC.

225 Long Avenue
Hillside, New Jersey 07205

PROXY STATEMENT
2008 ANNUAL MEETING OF STOCKHOLDERS

To be held on November 26, 2008

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Integrated BioPharma, Inc. (“INB” or the “Company”), a Delaware corporation, to be voted at the 2008 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s Executive Offices, 225 Long Avenue, Hillside, New Jersey 07205 on November 26, 2008, at 9:00 a.m. local time, or at any postponement or adjournment thereof. This Proxy Statement, the Notice of Annual Meeting and the accompanying form of proxy are first being mailed to stockholders on or about November 7, 2008.

Only holders of record of the Company’s common stock, par value $.002 per share (“Common Stock”), at the close of business on October 31, 2008 (the “Record Date”), are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of Common Stock outstanding on such date and entitled to vote was 19,931,617.

Holders of Common Stock are entitled to one vote on each matter to be voted upon by the stockholders at the Annual Meeting for each share held.

At the Annual Meeting, stockholders will be asked to consider and vote upon proposals: (1) to elect three Class II directors for a three year term to serve until the 2011 Annual Meeting of Stockholders (the “Director Proposal”) and (2) to ratify the appointment of Amper, Politziner, & Mattia, LLP, as INB’s independent auditors for the fiscal year ending June 30, 2009 (the “Independent Auditors Proposal”). At the Annual Meeting, stockholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

QUORUM AND VOTE REQUIREMENTS

The presence, in person or by proxy, of holders of record of a majority of the shares of Common Stock issued and outstanding and entitled to vote is required for a quorum to transact business at the Annual Meeting, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Directors are elected by a plurality of votes cast. The Directors Proposal and the Independent Auditors Proposal and all other matters to properly come before the Annual Meeting will be determined by the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Broker “non-votes” (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) and shares for which duly executed proxies have been received but with respect to which holders of shares have abstained from voting will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes have no impact on the election of directors except to reduce the number of votes for the nominees. With respect to all other proposals, broker non-votes are not counted as votes and, therefore, will not be included in vote totals and abstentions will have the effect of a negative vote against such other proposals.

SOLICITATION AND REVOCATION

PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, AND ON BEHALF OF, THE BOARD OF DIRECTORS. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD OF DIRECTORS.

All Common Stock represented by properly executed proxies which are returned and not revoked prior to the time of the Annual Meeting will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted (1) FOR the Director Proposal; (2) FOR the Independent Auditors Proposal, and in accordance with the proxy holder’s discretion as to any other business raised at the Annual Meeting. Any stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the Company a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting by a stockholder who has executed and delivered a proxy to the Company shall not in and of itself constitute a revocation of such proxy.

The Company will bear its own cost for the solicitation of proxies. Proxies will be solicited initially by mail. Further solicitation may be made by directors, officers, and employees of the Company personally, by telephone, or otherwise, but any such person will not be specifically compensated for such services. The Company also intends to make, through banks, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Stock. Upon request, the Company will reimburse brokers, dealers, banks and similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Stock which such persons hold of record.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

The Company's Board of Directors is currently composed of eight (8) directors divided into three classes of directors serving staggered 3-year terms.

The members of Class I, whose terms of office expire in 2009, are Mr. E. Gerald Kay, Ms. Riva Sheppard and Mr. Carl DeSantis.

The members of Class II, whose terms of office expire in 2011, are Ms. Christina Kay, Mr. Robert Canarick and Mr. Robert Kay.

The members of Class III, whose terms of office expire in 2010, are Mr. Glenn Chang, Mr. Zarko Kraljevic and Dr. Vidadi Yusibov.

The stockholders will consider and vote upon the election of Ms. Christina Kay, Mr. Robert Canarick and Mr. Robert Kay to serve their respective terms.

Unless a stockholder WITHHOLDS AUTHORITY, a properly signed and dated proxy will be voted FOR the election of the nominees, unless the proxy contains contrary instructions. The Board of Directors knows of no reason why any of its nominees will be unable or will refuse to accept election. If any nominee becomes unable or refuses to accept election, the Board of Directors will either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, proxies will be voted in favor of such nominee.

The following table sets forth certain information with respect to the members of INB’s Board of Directors during the fiscal year ended June 30, 2008.

	Age	Class of Directors	Director Since

E. Gerald Kay	72	Class I	1980
Served as Chairman of the Board and President of the Company, and its predecessor since 1980, and was president until May 1999. On May 9, 2003 he became Chief Executive Officer.

Riva Sheppard	41	Class I	1991
Served as Vice President and director of the Company since May 1991. Ms. Sheppard is the daughter of E. Gerald Kay and the sister of Christina Kay.

Carl DeSantis	69	Class I	2003
Served as director of the Company since 2003. Mr. DeSantis has served as Chairman of CDS International Holdings, Inc. since June of 2001. Prior to that he was Chairman of Rexall Sundown, Inc.

Christina Kay	38	Class II	1994
Served as Vice President and director of the Company since December 1994. Ms. Kay is the daughter of E. Gerald Kay and the sister of Riva Sheppard.

Robert Canarick	58	Class II	1994

Served as a director of the Company since December 1994. From January 1998 until August of 2001 he has served as general counsel of NIA Group, LLC, an all lines independent Insurance agency. From August 2001 he has served as President of Links Insurance Services, LLP Mr. Canarick is a Certified Public Accountant and Attorney.

Robert B. Kay	68	Class II	2003

Served as a director of the Company since 2003.
Since 2008 served as Chairman and Director of iBioPharma, Inc. since 2002 served as Chairman of Paxis Pharmaceuticals, Inc. Prior to that he was a founding partner of the New York-based law firm of Kay, Collyer & Boose LLP. Mr. Kay is the brother of E.Gerald Kay.

Glenn Chang	60	Class III	2003

Served as a director of the Company since 2003. Since 1999 he has been Director, Executive Vice President and Chief Financial Officer of the First American International Bank, Brooklyn, N.Y. Prior to the founding of the Bank he spent almost 20 years at Citibank as Vice President. Mr. Chang is a Certified Public Accountant.

Vidadi M. Yusibov	50	Class III	2006

Served as a director of the Company since 2006. Since 2008 served as Director of iBioPharma, Inc. Since 2001 he has served as Scientific Director and Executive Director of Fraunhofer USA Center for Molecular Biotechnology, Newark Delaware. Prior to his association with Fraunhofer he was an assistant professor in the Department of microbiology and Immunology at Thomas Jefferson University, Philadelphia, Pennsylvania

Recommendation and Vote

Approval of the election of these nominees for directors requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTORS LISTED ABOVE.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's common stock to file reports of ownership and changes in ownership of common stock with the Securities and Exchange Commission. Certain persons required to file such reports failed to do so on a timely basis as required by Section 16(a) of the Exchange Act. Based solely on our review of the copies of forms we have received, we believe that all the Reporting Persons were not fully compliant with respect to transactions during fiscal year 2008. The Company assisted all Reporting Persons in becoming current with the required reports in August 2008 and believes that all Reporting Persons now have filed the required reports.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of common stock of Integrated BioPharma beneficially owned on October 24, 2008, by:

•	each person who is known by Integrated BioPharma to beneficially own five percent (5%) or more of the common stock of Integrated BioPharma;

•	each of the directors and executive officers of Integrated BioPharma; and

•	all of Integrated BioPharma’s directors and executive officers, as a group.

The address of each of the persons listed below is c/o Integrated BioPharma Inc., 225 Long Avenue, Hillside, New Jersey 07205.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Shares Beneficially Owned (2)

Carl DeSantis	6,012,352	(3)	27.1%
E. Gerald Kay	5,363,889	(4)	26.7%
Christina Kay	1,286,133	(5)	6.4%
Riva Sheppard	1,264,800	(5)	6.3%
Robert B. Kay	1,219,629	(6)	6.2%
Seymour Flug	1,233,699	(7)	6.1%
Imperium Master Fund, LLC	1,065,261	(8)	5.3%
Robert Canarick	207,658	(9)	1.0%
Dina L. Masi	110,000	(10)	0.6%
Glenn Chang	95,875	(11)	0.5%
Vidadi M. Yusibov	44,875	(12)	0.2%
Directors and executive officers as a group (9 persons)	15,628,960	(13)	66.4%

__________________

(1) Unless otherwise indicated, includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire such shares within 60 days after October 24, 2008, by the exercise of warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2) Based upon 19,898,561 shares of common stock outstanding on October 24, 2008.

(3) Includes (i) 819,629 shares owned by CDS Group Holdings, LLC, of which Mr. DeSantis is the manager; (ii) 2,250,000 shares of common stock issuable upon exercise of presently convertible subordinated debt of $4.5 million held by CD Financial, LLC of which Mr. DeSantis is the manager and (iii) 54,500 shares of common stock issuable upon exercise of presently exercisable stock options.

(4) Includes (i) 819,629 shares of common stock held by EGK LLC, of which Mr. Kay is the manager, and (ii) 220,667 shares of common stock issuable upon exercise of presently exercisable stock options. Shares dispositive power with Christina Kay with respect to 169,358 shares of common stock and with Riva Sheppard with respect to 169,358 shares of common stock.

(5) Includes 616,666 shares of common stock issuable upon exercise of presently exercisable stock options. Shares dispositive power with E. Gerald Kay with respect to 169,358 shares of common stock.

(6) Includes (i) 819,629 shares of common stock held by EVJ LLC, of which Mr. Kay is the manager, and (ii) 210,667 shares of common stock issuable upon exercise of presently exercisable stock options.

(7) Includes 455,333 shares of common stock issuable upon exercise of presently exercisable stock options.

(8) Includes 366,050 shares of common stock issuable upon exercise of presently exercisable stock warrants.

(9) Includes 156,100 shares of common stock issuable upon exercise of presently exercisable stock options.

(10) Includes 68,533 shares of common stock issuable upon exercise of presently exercisable stock options.

(11) Includes 81,100 shares of common stock issuable upon exercise of presently exercisable stock options.

(12) Includes 30,100 shares of common stock issuable upon exercise of presently exercisable stock options.

(13) Includes (i) 2,250,000 shares of common stock issuable upon exercise of presently convertible subordinated debt of $4.5 million held by CD Financial, LLC of which Mr. DeSantis is the manager and (ii) 1,253,000 shares of common stock issuable upon exercise of presently exercisable stock options.

Securities Authorized for Issuance Under Equity Compensation Plans

     The following table includes information as of June 30, 2008 relating to the Company's stock option plans, which comprise all of the Company's equity compensation plans. The table provides the number of securities to be issued upon the exercise of outstanding options under such plans, the weighted-average exercise price of such outstanding options and the number of securities remaining available for future issuance under such plans.

DIRECTORS

The Board of Directors held six meetings during the fiscal year ended June 30, 2008. All directors attended at least 75% of the meetings of the Board except for Mr. Yusibov who attended only 33% of the meetings.  Mr. Yusibov also did not attend at least 75% of the audit committee meetings, the other two members attended all such committee meetings held during the fiscal year ended June 30, 2008 on which he or she served.

For the fiscal year ended June 30, 2008, each independent Director who was a Director as of the beginning of the fiscal year was granted 4,500 options (an aggregate of 13,500 options) to purchase the Company’s common stock under the Company’s 2001 Stock Option Plan, with an exercise price of $3.05 which represents the fair market value of the shares of common stock as of the grant date and 10,500 RSUs (an aggregate of 42,000). The options and RSUs vested 4/12ths in January 2008 and then equally over eight months and the stock options will expire in ten years from the date of grant. No compensation was paid to any director for his or her services to the Board of Directors or any committee who was also an officer and/or significant stockholder, except for Mr. DeSantis, who was granted 4,500 options to purchase the Company’s common stock under the Company’s 2001 Stock Option Plan, with an exercise price of $3.63 which represents 110% of the fair market value of the shares of common stock as of the grant date and 10,500 RSUs. Mr. Desantis’ vesting rights and term of the stock options were the same as the Independent Directors. The only standing committee of the Board of Directors is the Audit Committee, whose members are Messrs. Canarick and Chang and Dr. Yusibov. The Audit Committee periodically consults with the Company’s management and independent public accountants on financial matters, including the Company’s internal financial controls and procedures. The Audit Committee met four times in Fiscal 2008 and two-thirds of the members attended all the meetings.

The Company does not have a standing nominating committee or compensation committee. With respect to nominating and compensation matters, the entire Board performs these functions. At such time, if any, as the Board composition changes or the Board otherwise deems appropriate, the Company may establish a separate nominating committee or compensation committee. As a result, the entire Board participates in the consideration of Board nominees and nominated the candidates for election named in this Proxy Statement.

The Company has determined that due to the beneficial ownership by E. Gerald Kay and certain of his family members and Carl DeSantis of greater than 50% of the Common Stock of the Company outstanding as of October 24, 2008, the Company is a “controlled company” as defined by the NASDAQ Global Market. As such, the Company is exempt from certain requirements of the NASDAQ: Global Market standards, including the requirement to maintain a majority of independent directors on the Company’s Board of Directors and the requirements regarding the determination of compensation of executive officers and the nomination of directors by independent directors.

EXECUTIVE OFFICERS

The following individual is an executive officer of the Company but is not a Director or Nominee for Director:

Dina L. Masi, age 47, is Senior Vice President, Chief Financial Officer and Secretary of the Company. Ms. Masi joined the Company on November 17, 2005. Previously, Ms. Masi most recently operated a financial services consulting firm, DLM Accounting and Financial Services, LLC, providing accounting and financial services to small business owners and SEC registrants from May 2005 to November 2005. From June 2002 to December 2004, Ms. Masi served as the Chief Financial Officer and Senior Vice President of Prescott Funding, LLC, a licensed residential mortgage lender specializing in non-conforming consumer lending. Ms. Masi also served as the Chief Financial Officer and Senior Vice President of Fintek, Inc., a privately owned financial consulting services company, from July 2001 to September 2005 and as Management Information Officer from February 1998 to July 2001. Prior to that, Ms. Masi was the Chief Financial Officer and Executive Vice-President of The Aegis Consumer Funding Group, Inc., a publicly-traded consumer finance company that specialized in sub-prime automobile receivables, from July 1992 to January 1998. Prior to her time at Aegis, Ms. Masi was with BDO Seidman, LLP.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The goal of our named executive officer compensation program is the same as our goal for operating the Company—to create long-term value for our stockholders. Toward this goal, we have designed and implemented our compensation programs for our named executives to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with the Company for long and productive careers. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary and annual bonus, equity incentive compensation, retirement and other benefits. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company.

Compensation Objectives

Performance. Our five executives who are identified in the Summary Compensation Table below (whom we refer to as our named executives) have a combined total of 78 years with the Company, during which they have held different positions and been in some cases promoted to increasing levels of responsibility. The amount of compensation for each named executive reflects his or her superior management experience, continued high performance and exceptional career of service to the Company over a long period of time. A key element of compensation that depends upon the named executive’s performance is equity incentive compensation in the form of stock options and restricted stock units (RSUs), subject to vesting schedules that require continued service with the Company.

Base salary is designed to be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Our other elements of compensation focus on motivating and challenging the executive to achieve superior, longer-term, sustained results.

Alignment. We seek to align the interests of the named executives with those of our investors by evaluating executive performance on the basis of key financial measurements which we believe closely correlate to long-term stockholder value, including revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total stockholder return. Equity incentive compensation awards align the interests of the named executives with stockholders because the total value of those awards corresponds to stock price appreciation.

Retention. Our senior executives have been presented with other professional opportunities, including ones at potentially higher compensation levels. We attempt to retain our executives by using continued service as a determinant of total pay opportunity, with the extended vesting terms of stock option and RSU awards.

Implementing Our Objectives

Determining Compensation. We rely upon our judgment in making compensation decisions, after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-term potential to enhance stockholder value. Specific factors affecting compensation decisions for the named executives include:

o     key financial measurements such as revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total stockholder return;

o     strategic objectives such as acquisitions, dispositions or joint ventures, technological innovation and globalization;

o     promoting commercial excellence by launching new or continuously improving products or services, being a leading market player and attracting and retaining customers;

o     achieving specific operational goals for the Company, including improved productivity, simplification and risk management;

o     achieving excellence in their organizational structure and among their employees; and

o     supporting our values by promoting a culture of unyielding integrity through compliance with law and our ethics policies, as well as commitment to community leadership and diversity.

We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. We consider competitive market compensation paid by other companies, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on those data to determine executive compensation. We incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions; we use it as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of our shares. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executives to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

No Employment and Severance Agreements. Our named executives do not have employment, severance or change-of-control agreements. Our named executives serve at the will of the Board, which enables the Company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the Company’s performance-based employment and compensation philosophy. In addition, our policies on employment, severance and retirement arrangements help retain our executives by subjecting to forfeiture significant elements of compensation that they have accrued over their careers at the Company if they leave the Company prior to retirement.

Role of Board and CEO. The Board of Directors has primary responsibility in developing and evaluating potential candidates for executive positions, including the CEO, and for overseeing the development of executive succession plans. As part of this responsibility, the Board oversees the design, development and implementation of the compensation program for the CEO and the other named executives. The Board evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of the compensation program. The CEO and the Board together assess the performance of the other named executives and determine their compensation, based on initial recommendations from the CEO.

Our CEO assists the Board in reaching compensation decisions with respect to the named executives other than the CEO. The other named executives do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO.

Role of Compensation Consultants. We have not used the services of any other compensation consultant in matters affecting senior executive or director compensation. In the future, either the Company or the Board may engage or seek the advice of other compensation consultants.

Equity Grant Practices. The exercise price of each stock option awarded to our senior executives under our long-term incentive plan is the closing price of our stock on the date of grant. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company. We prohibit the repricing of stock options.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public Company may deduct for compensation paid to the Company’s CEO or any of the Company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders). For the year ended June 30, 2007, the grants of stock options and the payments of annual bonuses were designed to satisfy the requirements for deductible compensation.

Potential Impact on Compensation from Executive Misconduct. If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Elements Used to Achieve Compensation Objectives

Annual cash compensation

Base salary. Base salaries for our named executives depend on the scope of their responsibilities, their performance, and the period over which they have performed those responsibilities. Decisions regarding salary increases take into account the executive’s current salary and the amounts paid to the executive’s peers within and outside the Company. Base salaries are reviewed approximately every 12 months, but are not automatically increased if the Board believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with the Company’s primary intent of offering compensation that is contingent on the achievement of performance objectives.

Bonus. The Company does not at this time pay bonuses to the named executives, but does not rule out doing so in the future when appropriate.

The salaries paid to the named executives during the year ended June 30, 2008 are discussed below and shown in the Summary Compensation Table below.

Equity awards

The Company’s equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with our stockholders’ and retain the executives through the term of the awards. We consider the grant size and the appropriate combination of stock options when making award decisions. The amount of equity incentive compensation granted in 2008 was based upon the strategic, operational and financial performance of the Company overall and reflects the executives’ expected contributions to the Company’s future success. Existing ownership levels are not a factor in award determination, as we do not want to discourage executives from holding significant amounts of our stock.

We have expensed stock option and RSU grants under Statement of Financial Accounting Standards 123, Share-Based Payment (SFAS 123) since 2006, and adopted SFAS 123, as revised, in 2004 (SFAS 123R) beginning in 2006. When determining the appropriate amount of stock options and RSUs, our goal is to weigh the cost of these grants with their potential benefits as a compensation tool. Stock options only have value to the extent the price of our stock on the date of exercise exceeds the exercise price on grant date, and thus are an effective compensation element only if the stock price grows over the term of the award. In this sense, stock options are a motivational tool.

Each of the named executives received grants of stock options and RSUs awards in the year ended June 30, 2008. The stock options granted become exercisable in three (3) equal annual installments beginning from the vesting anniversary date, November 2, generally one year after the grant date and have a maximum ten-year term (see outstanding equity table filed herein). We believe that this vesting schedule aids the Company in retaining executives and motivating longer-term performance. Under the terms of the Company’s long-term incentive plan, unvested stock options and RSUs are forfeited if the executive voluntarily leaves the Company.

Other Compensation

Includes the total matching contribution of the Integrated BioPharma, Inc. 401(k) Profit Sharing Plan and any consulting fees paid to affiliated entities of the Named Executive Officer.

Compensation for the Named Executives in the Year ended June 30, 2008

Strength of Company performance. The specific compensation decisions made for each of the named executives for the year ended June 30, 2007 reflect the performance of the Company against key financial and operational measurements. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our most recent Annual Report on Form 10-K filed with the SEC.

CEO compensation. In determining Mr. Kay’s compensation for the year ended June 30, 2008, the Board considered his performance against his financial, strategic and operational goals for the year. In the year ended June 30, 2008, Mr. Kay received $176,901 in salary and $20,500 in other compensation for his service as an executive officer of the Company. Mr. Kay’s compensation for the 2008 fiscal year was based on qualitative managerial efforts and business ingenuity.

CFO compensation. In determining Ms. Masi’s compensation for the year ended June 30, 2008, the Board considered her performance against her financial, strategic and operational goals for the year. In the year ended June 30, 2008, Ms. Masi received $204,880 in salary and $6,165 in other compensation for her service as an executive officer of the Company. Ms. Masi’s compensation for the 2008 fiscal year was based on qualitative managerial efforts and business ingenuity.

Report of the Board of Directors

The Board of Directors has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy. Based on that review and discussion, the Board has recommended that the Compensation Discussion and Analysis be included in this Proxy.

October 28, 2008                              BOARD OF DIRECTORS

E. Gerald Kay
Riva Sheppard
Carl DeSantis
Christina Kay
Robert Canarick
Robert B. Kay
Glenn Chang
Vidadi Yusibov

Summary Compensation Table for 2008

The table below summarizes the total compensation paid or earned by our Chief Executive Officer and our Chief Financial Officer and three other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
E. Gerald Kay	2008	$176901	-0-	$75296	$44839	-0-	-0-	$20500	$317536
Chairman and Chief Executive Officer	2007	163067	-0-	18928	12217	-0-	-0-	20330	214542

Dina Masi	2008	204880	-0-	65607	38317	-0-	-0-	6165	314969

Chief Financial Officer and Senior Vice President	2007	180491	-0-	15143	9669	-0-	-0-	2655	207958

Robert B. Kay	2008	46497	-0-	48446	29929	-0-	-0-	120000	244872
President and Chief Executive Officer, InB:Paxis Pharmaceuticals, Inc. and iBioPharma, Inc.	2007	25640	-0-	18928	11693	-0-	-0-	120000	176261

Riva Sheppard	2008	136884	-0-	75296	43499	-0-	-0-	21550	277229
Executive Vice President	2007	120087	-0-	18928	11693	-0-	-0-	7800	158508

Christina Kay	2008	166557	-0-	75296	43499	-0-	-0-	7800	293152
Executive Vice President	2007	147905	-0-	18928	11693	-0-	-0-	8100	186626

__________________

(1)

The amounts in this column reflect the dollar amount recognized as expense with respect to stock options for financial statement reporting purposes during the twelve months ended June 30, 2008 in accordance with SFAS No. 123(R) and thus include amounts from awards granted prior to 2008. Assumptions used in the calculation of this amount are included in Note 2 to the audited financial statements included in our annual report.

(2)	The amount shown in this column reflects for each named executive officer:

The total estimated value of the matching contribution of the Integrated BioPharma, Inc. 401(k) Profit Sharing Plan and for Robert B. Kay, represents consulting fees pad to EVJ, LLC, of which Mr. R. Kay is the manager.

Grants of Plan-Based Awards for 2008

The table below reports all grants of plan-based awards made during fiscal 2008:

					All Other		Grant
					Option		Date Fair
		Estimated Possible Payouts			Awards:	Exercise	Value of
		Under Equity Incentive			Number of	or Base	Stock and
		Plan Awards			Securities	Price of	Option
		Threshold	Target	Maximum	Underlying	Option	Awards
Name	Grant Date	($)	($)	($)	Options	Awards	($)(a)
E. Gerald Kay	11/16/07	-0-	-0-	-0-	30,000	3.36	$63,300
Dina Masi	11/16/07	-0-	-0-	-0-	30,000	3.05	64,740
Robert B. Kay	11/16/07	-0-	-0-	-0-	-0-	-0-	-0-
Riva Sheppard	11/16/07	-0-	-0-	-0-	30,000	3.05	64,740
Christina Kay	11/16/07	-0-	-0-	-0-	30,000	3.05	64,740

(a)                                  Represents the grant date fair value of each such stock option computed in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal Year-End 2007

	Number of Securities Underlying		Number of Securities Underlying
	Unexercised		Unexercised	Option
	Options		Options	Exercise
	(#)		(#)	Price	Option
Name	Exercisable		Unexercisable	($)	Expiration Date
E. Gerald Kay	583,000	(a)		$0.55	10/07/2008
	179,520	(b)		0.83	12/19/2010
	300,000	(c)		0.36	10/11/2007
	100,000	(c)		0.36	10/11/2012
	9,182	(d)		10.89	12/04/2008
	90,818	(d)		10.89	12/04/2013
	14,430	(e)		6.93	09/21/2009
	85,570	(e)		6.93	09/21/2014
	14,500	(f)		7.48	02/07/2012
	1,500	(f)		7.48	02/07/2017
Dina Masi	50,000	(g)		3.13	11/17/2015
	12,800	(f)		6.80	02/07/2017
Robert B. Kay	16,000	(g)		6.80	02/07/2017
	200,000	(h)		0.85	02/04/2013
	100,000	(d)		9.90	12/04/2013
	100,000	(e)		6.30	09/21/2014
Riva Sheppard	16,000	(g)		6.80	02/07/2017
	66,666	(i)		1.50	10/07/2008
	150,000	(a)		0.50	12/01/2009
	100,000	(b)		0.75	12/19/2010
	100,000	(c)		0.33	10/11/2012
	100,000	(d)		9.90	12/04/2013
	100,000	(e)		6.30	09/21/2014
Christina Kay	16,000	(g)		6.80	02/07/2017
	66,666	(i)		1.50	10/07/2009
	150,000	(a)		0.50	12/01/2009
	100,000	(b)		0.75	12/19/2010
	100,000	(c)		0.33	10/11/2012
	100,000	(d)		9.90	12/04/2013
	100,000	(e)		6.30	09/21/2014

(a) Common share options granted on 12/01/1999 which vested in a one year period.

(b) Common share options granted on 12/19/2000 which vested in a one year period.

(c) Common share options granted on 10/11/2002 which vested in a one year period.

(d) Common share options granted on 12/04/2003 which vested in a one year period.

(e) Common share options granted on 09/21/2004 which vested in a one year period.

(f) Common share options granted on 02/07/2007 which vest over a three year period.

(g) Common share options granted on 11/17/2005 which vested in a one year period.

(h) Common share options granted on 02/04/2003 which vested in a one year period.

(i) Common share options granted on 10/07/1998 which vested in a one year period.

Option Exercises for 2008

None of the named executive officers exercised stock options during fiscal 2008.

Potential Payments upon Termination or Change in Control

The Company does not have any agreements or arrangements with its executive officers that would entitle such named executive officers to payments or the provision of other benefits upon termination of employment.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

The Company currently does not have any employment contracts or other similar agreements or arrangements with any of its executive officers.

Director Compensation for 2008

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (b)	Option Awards ($) (c)	All Other Compensation ($)	Total ($)
E. Gerald Kay (a)
Riva Sheppard (a)
Carl DeSantis	$-0-	$39,592	$5,827	$-0-	$45,419
Christina Kay (a)
Robert Canarick	-0-	28,906	15,107	-0-	44,013
Robert B. Kay (a)
Glenn Chang	-0-	28,906	15,107	-0-	44,013
Vidadi Yusibov (d)	-0-	28,906	15,107	24,107	68,120

(a) Does not receive compensation in capacity as director, but compensation as a named executive officer is disclosed above.

(b)   Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2008 for outstanding RSUs in accordance with FAS 123R.

(c)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2008 for outstanding stock options in accordance with FAS 123R.

(d)	Includes the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2008 for outstanding stock options in accordance with FAS 123R that were granted for compensation earned not in his capacity as a Director of the Company.

Our non-employee directors held the following unexercised options at fiscal year end 2007:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
E. Gerald Kay(a)
Riva Sheppard(a)
Carl DeSantis	25,000		$0.75	12/19/2010
	25,000		0.33	10/11/2012
Christina Kay(a)
Robert Canarick	25,000		0.50	12/01/2009
	25,000		0.75	12/19/2010
	25,000		0.33	10/11/2012
	25,000		9.90	12/04/2013
	25,000		6.30	09/21/2014
	25,000		3.99	11/23/2015
	1,600	3,200	6.80	02/07/2017
Robert B. Kay(a)
Glenn Chang	25,000		9.90	12/04/2013
	25,000		6.30	09/21/2014
	25,000		3.99	11/23/2015
	1,600	3,200	6.80	02/07/2017
Vidadi Yusibov	10,000		9.90	12/04/2013
	10,000		14.90	05/03/2014
	2,500		6.30	09/21/2014
	1,000		4.10	11/04/2015
	2,500		3.99	11/23/2015
	2,500		3.99	11/23/2015
	10,000		9.90	12/04/2013
	10,000		14.90	05/03/2014
	1,600	3,200	6.80	02/07/2017
	500	1,000	6.21	05/09/2017

(a) Did not receive compensation in capacity as director, unexercised options as a named executive officer is disclosed above.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Warehouse and office facilities are leased from Vitamin Realty Associates, L.L.C., a limited liability company, which is 90% owned by E. Gerald Kay, Riva Sheppard and Christina Kay (all stockholders and directors of the Company) and 10% owned by Eric Friedman, the Company’s former Chief Financial Officer. The lease was effective on January 10, 1997 and provides for minimum annual rentals of $346,000 through January 10, 2002, plus increases in real estate taxes and building operating expenses. At its option, the Company has the right to renew the lease for an additional five-year period. On April 28, 2000 the lease was amended reducing the square footage and extending the lease to May 31, 2015.

PROPOSAL NO. 2 RATIFICATION OF

THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors of INB has appointed the firm of Amper, Politziner & Mattia, LLP, independent auditors, to audit the consolidated financial statements of Integrated BioPharma, Inc. and its subsidiaries for the fiscal year ending June 30, 2009, subject to ratification by the INB Stockholders.

A member of Amper, Politziner & Mattia, LLP is expected to be present at the Annual Meeting and to be provided with the opportunity to make a statement if such member desires to do so and to be available to respond to appropriate questions from stockholders.

Representatives of Amper, Politziner & Mattia, LLP normally attend most meetings of the Audit Committee. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one fiscal quarter and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval.

The Audit Committee, on an annual basis, reviews the services performed by Amper, Politziner & Mattia, LLP, and reviews and approves the fees charged by Amper, Politziner & Mattia, LLP (formerly, Amper, Politziner & Mattia, P.C.).

Audit Fees

     The aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2008 and 2007 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q in the fiscal year ended June 30, 2008 and 2007, were $259,600 and $205,600, respectively, all of which are attributable to Amper, Politziner & Mattia, LLP (formerly, Amper, Politziner & Mattia, P.C.).

Financial Information Systems Design and Implementation Fees

     Amper, Politziner & Mattia, LLP (formerly, Amper, Politziner & Mattia, P.C.) did not render professional services relating to financial information systems design and implementation for the fiscal years ended June 30, 2008 and 2007.

Tax Fees and All Other Fees

     Amper, Politziner & Mattia, LLP (formerly, Amper, Politziner & Mattia, P.C.) billed fees for other services for the fiscal years ended June 30, 2008 and 2007 in the amount of $134,000 and $23,750, respectively. Amper, Politziner & Mattia, LLP (formerly, Amper, Politziner & Mattia, P.C.) did not receive any fees for tax services in the fiscal years ended June 30, 2008 and 2007.

Recommendation and Vote

Approval of the Independent Auditors Proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE INDEPENDENT AUDITORS PROPOSAL.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors of the Company (the "Audit Committee") is composed of three (3) directors. Each of the three members of the committee are independent. The Board of Directors has adopted an Audit Committee Charter. Management is responsible for the Company's internal control and financial reporting process. The Company's independent public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with Management and the Company's independent public accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with Management and the Company's independent public accountants. The Audit Committee discussed with the independent public accountants matters required to be discussed by Statement of Auditing Standards Numbers 90 and 61 (communication with Audit Committees). The Company's independent public accountants also provided to the Audit Committee the written disclosures required by Independence Standard No. 1 (independence discussions with Audit Committee), and the Audit Committee discussed with the independent public accountants that firm's independence. The Audit Committee has also considered whether the independent auditors' provision of information technology and other non-audit services to the Company is compatible with the auditor's independence.

     Based upon the Audit Committee's discussions with Management and the independent public accountants and the Audit Committee's review of the representation of management and the report of the independent public accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended June 30, 2008 filed with the Securities and Exchange Commission.

The foregoing has been approved by all members of the Audit Committee.

Glenn Chang

Robert Canarick

Dr. Vidadi M. Yusibov

STOCKHOLDER PROPOSALS AND COMMUNICATIONS

Stockholder proposals to be included in the Company’s proxy statement with respect to the 2009 Annual Meeting of Stockholders must be received by the Company at its Executive Offices located at 225 Long Avenue, Hillside, New Jersey 07205 no later than July 6, 2009. All such proposals are subject to the applicable rules and requirements of the Securities and Exchange Commission.

The Board of Directors does not have a formal process for stockholders to send communications (including director nominations) to the Board. Due to the infrequency of stockholder communications to the Board, the Board does not believe that a formal process is necessary. Written communications to the Board may be sent to the Board at the Company’s chief executive offices at Integrated BioPharma, Inc., 225 Long Avenue, New Jersey 07205, and the Company will promptly circulate such communications to all members of the Board (or to those particular directors to whom such communication is specifically addressed). A stockholder who intends to nominate an individual for election to the Board of Directors (other than a candidate proposed by the Board of Directors) must do so in accordance with the foregoing procedures.

DISCRETIONARY AUTHORITY

A duly executed proxy given in connection with the Company’s 2008 Annual Meeting of Stockholders will confer discretionary authority on the proxies named therein, or any of them, to vote at such meeting on any matter of which the Company does not have written notice on or before September 23, 2008, which is forty-five (45) days prior to the date on which the Company is first mailing its proxy materials for its 2008 Annual Meeting of Stockholders, without advice in the Company 2008 Proxy Statement as to the nature of such matter.

OTHER BUSINESS OF THE MEETING

The Company is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, in as much as matters of which management of the Company is not now aware may come before the Annual Meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their discretion with respect thereto.

ADDITIONAL INFORMATION

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2008, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO THE SECRETARY, INTEGRATED BIOPHARMA, INC., 225 LONG AVENUE, HILLSIDE, NEW JERSEY 07205.

By order of the Board of Directors

                                                      /s/ E. Gerald Kay

E. Gerald Kay

Chief Executive Officer

November 7, 2008